UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Aeva Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 Ellis Street
Mountain View, CA 94043
(650) 481-7070
Dear Fellow Stockholder:
On behalf of the Board of Directors and management of Aeva Technologies, Inc., I cordially invite you to attend our annual meeting of stockholders on Thursday, June 18, 2026 at 10:00 a.m. (Pacific Time). The 2026 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the 2026 Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AEVA2026.
Stockholders will be able to listen, vote, and submit questions from their home or any location with internet connectivity. To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.
We hope that you will be able to attend the meeting via our live webcast. However, regardless of whether you attend the meeting, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the internet, by mail or through our live webcast of the Annual Meeting, as described beginning on page one of this Proxy Statement.
Thank you for your continued support of Aeva Technologies, Inc.
Sincerely yours,

Soroush Salehian Dardashti
Chief Executive Officer

Notice of 2026 Annual Meeting of Stockholders
June 18, 2026
10:00 a.m. (Pacific Time)
www.virtualshareholdermeeting.com/AEVA2026
You can attend the Annual Meeting online through our live webcast, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/AEVA2026. You will need to have the 16-digit number included on your notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
AGENDA:
1.
Elect the two Class II directors named as nominees in this Proxy Statement to hold office until the 2029 annual meeting of stockholders (the “2029 Annual Meeting”) and until their respective successors have been duly elected and qualified;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026; and
3.	Transact any other business properly introduced at the Annual Meeting.
Only stockholders of record as of April 24, 2026 will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2026 Annual Meeting for a period of 10 days prior to the 2026 Annual Meeting by contacting our investor relations department at investors@aeva.ai.
Please note that if you held common stock on April 24, 2026 in “street name” (that is, through a broker, bank or other nominee), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares. You will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.
We hope that you can attend the 2026 Annual Meeting. Regardless of whether you will attend via our live webcast, please complete and return your proxy so that your shares can be voted at the Annual Meeting in accordance with your instructions. We are pleased to furnish proxy materials to our stockholders on the internet. We believe that this allows us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
April 29, 2026

By Order of the Board of Directors

Soroush Salehian Dardashti
Chief Executive Officer

This Proxy Statement and accompanying proxy card are first being made available on or about April 29, 2026.
Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2025 Annual Report on Form 10-K for the year ended December 31, 2025, are available electronically at https://investors.aeva.com/financials-and-filings/sec-filings/default.aspx.

Summary Information for the Annual Meeting of Stockholders to be Held on June 18, 2026
This Proxy Statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report” and, together with this Proxy Statement, the “Proxy Materials”) are being furnished by and on behalf of the board of directors (the “Board” or “Board of Directors”) of Aeva Technologies, Inc. in connection with our annual meeting of stockholders for the year ending December 31, 2025 (the “Annual Meeting” or the “2026 Annual Meeting”). As used herein, the terms “Aeva,” the “Company,” “we,” “us,” or “our” refer Aeva Technologies, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.
To assist you in reviewing the proposals to be voted upon at our 2026 Annual Meeting, we have summarized important information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and our Annual Report on Form 10-K before voting.
Voting
Stockholders of record as of April 24, 2026 may cast their votes in any of the following ways:

Internet	Phone	Mail	Via webcast during the Annual Meeting

Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1 800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.	Visit www.virtualshareholdermeeting.com/AEVA2026. You will need the 16-digit number included in your proxy card, voter instruction form or notice. Online access begins at 10:00 a.m. (Pacific time).

Voting Matters and Board Recommendation

Proposal	Board Vote Recommendation
Elect Class II Directors	✔	FOR each Director Nominee

Ratify the Appointment of Independent Registered Public Accounting Firm for 2026	✔	FOR

i

ABOUT AEVA
Founded in 2016 by former Apple engineers Soroush Salehian Dardashti and Mina Rezk and led by a multidisciplinary team of engineers and operators experienced in the field of sensing and perception, our mission is to bring the next wave of perception technology to broad applications from automated driving to industrial automation and consumer electronics. Our products are based on our proprietary Frequency Modulated Continuous Wave (FMCW) sensing technology. Our 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance, along with our proprietary signal processing algorithms and perception software applications for commercialization.

PROPOSAL 1: ELECT CLASS II DIRECTORS
Our business and affairs are managed under the direction of our Board. As of the date of this Proxy Statement, our Board consists of seven directors.
Our Second Amended and Restated Certificate of Incorporation (as amended, our “Certificate of Incorporation”) provides that, subject to the right of holders of any series of preferred stock, our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our Board will be elected each year.
Our Board has nominated Hrach Simonian and Stephen Zadesky for election as Class II Directors with a three-year term expiring at the 2029 Annual Meeting. Unless otherwise specified in the proxy, the shares voted pursuant thereto will be cast for Hrach Simonian and Stephen Zadesky. If, for any reason, at the time of election any nominee named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted for a substitute nominee, who would be recommended by our Board. Our Board, however, has no reason to believe that the nominees will be unable to serve as a director.
The following biographical information is furnished as to each nominee for election as a director, and each of our directors, as of April 29, 2026.
Nominees for Election as Class II Directors at the 2026 Annual Meeting
Hrach Simonian, 43. Hrach Simonian served as a member of Aeva, Inc.’s Board of Directors from November 2017 through the closing of its business combination with us in March 2021, and has served on our Board of Directors since March 2021. Mr. Simonian serves as a General Partner at Canaan Partners, an early-stage venture capital firm he joined in 2007. Mr. Simonian currently serves on the Board of Directors of numerous private companies. Mr. Simonian holds a Bachelor of Science in Electrical Engineering from The University of California, Los Angeles, a Master of Science in Electrical Engineering from the University of Michigan, Ann Arbor, and a Master of Business Administration from the Stanford Graduate School of Business. We believe Mr. Simonian is well-qualified to serve on our Board of Directors due to his extensive experience in investing and developing companies.
Stephen Zadesky, 54. Stephen Zadesky has served as a Director of the Company since November 2022. Mr. Zadesky is currently advising a number of companies in the transportation, robotics and clean technology sectors. Prior to his advising work, Mr. Zadesky served in various management roles at Apple from March 1999 till April 2019, including Vice President Product Design for iPhone and iPod engineering. Prior to joining Apple, Mr. Zadesky worked at Ford Motor Company for three years in a variety of positions. Mr. Zadesky earned a Bachelor of Science in Mechanical Engineering from the University of California, Berkeley and a Master of Science in Mechanical Engineering from Stanford University. We believe Mr. Zadesky is well-qualified to serve on our Board of Directors based on his proficiency and understanding of the transportation and technology sectors, as well as his extensive advisory and leadership experience.
Members of the Board of Directors Continuing in Office for a Term Expiring at the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”)
Soroush Salehian Dardashti, 37. Soroush Salehian Dardashti serves as the Company’s Chief Executive Offer and is a member of the Board. Mr. Salehian co-founded Aeva with Mr. Rezk in December 2016 and has served as its Chief Executive Officer and a member of its Board of Directors since that time. From February 2012 to November 2016, Mr. Salehian worked at Apple as a Manager, Product Development where he led teams developing consumer products and sensing systems. Mr. Salehian holds a Bachelor of Science in Mechanical Engineering from Stanford University. We believe Mr. Salehian is well-qualified to serve on our Board of Directors due to his technical and operational expertise gained from serving as Chief Executive Officer and Co-Founder of Aeva and his professional and educational experience in high-technology manufacturing industries.
Mina Rezk, 41. Mina Rezk serves as the President, Chief Technology Officer, and Chairman of the Board of Directors of the Company. Mr. Rezk co-founded Aeva with Mr. Salehian in December 2016 and has served as its Chief Technology Officer and a member of its Board of Directors since that time. Mr. Rezk became Chair of the Board of Directors in 2021. From January 2015 to November 2016, Mr. Rezk served as Sensing Engineering Manager - Special Projects Group at Apple. Before that, Mr. Rezk served in various roles, including as Hardware Development Manager, at Nikon Metrology from February 2004 to February 2015. Mr. Rezk has over 17 years of experience developing sensor fusion systems for the automotive and aerospace industries. Mr. Rezk holds Bachelor of Science and Master of Science degrees in Electrical Engineering from George Mason University. We believe Mr. Rezk is well-qualified to serve on our Board of Directors due to his technical and manufacturing expertise gained from serving as the Chief Technology Officer of Aeva and over 18 years of experience in the technology industry.
Daniel Gibson, 45. Daniel Gibson has served as a Director of the Company since May 2025. Mr. Gibson is the Founder, Chief Investment Officer and Managing Partner of Sylebra Capital Management, a global investment manager founded in 2011 to invest in global equities with a focus on technology, media and telecom companies. He is also a member of the Board of Directors for Impinj, Inc., a leading RAIN RFID and Internet of Things provider, and a member of the Board of Directors for PureCycle Technologies, Inc., a recycling technology company. Prior to Mr. Gibson’s current roles, he was a Partner at Coatue Management, a global investment manager, following a career in private equity and investment banking. Mr. Gibson holds a B.A. in economics from Amherst College. We believe Mr. Gibson’s financial and investment management expertise qualifies him to serve as a director.
Members of the Board of Directors Continuing in Office for a Term Expiring at the 2028 Annual Meeting of Stockholders (the “2028 Annual Meeting”)
Stefan Sommer, PhD, 63. Dr. Stefan Sommer has served as a Director of the Company since November 2023. Dr. Sommer began his professional career as a development engineer at ITT Teves. In 1997, Dr. Sommer moved to Continental Automotive Systems as director of Electronics & Sensor Development. After holding several positions within the Continental Group, Dr. Sommer joined ZF Sachs AG in 2008 as a member of the Board of Management for the Chassis Systems Division. In 2010, Dr. Sommer was appointed to the central Board of Management of ZF AG, where he assumed responsibility for the Materials Management business. From 2012 through December 2017 he served as Chief Executive Officer of ZF AG. Dr. Sommer was a member of the Board of Management of Volkswagen AG with responsibility for the Components and Procurement business from September 2018 to June 2020. He has served as a member of the Supervisory Board at Knorr-Bremse AG, a global leader in safety technology for the automotive and rail industries, since 2021. He has served as chair of the Board of Directors of JOST Werke SE since 2022. Dr. Sommer studied Mechanical Engineering and earned his Engineering Doctorate from Ruhr University Bochum. We believe Dr. Sommer is well-qualified to serve as on our Board of Directors based on his extensive executive leadership experience with leading organizations in the automotive industry, including component manufacturers.
Katherine Motlagh, 52. Katherine Motlagh has served on the Board since March 2025. From October 2020 to June 2023, Ms. Motlagh served as Executive Vice President and Chief Financial Officer of CyrusOne LLC (“CyrusOne”), Prior to CyrusOne, she served from May 2015 to October 2020 as Chief Financial Officer of the European, African and Latin American regions at American Tower, a global infrastructure REIT. Ms. Motlagh’s earlier career included divisional Chief Financial Officer roles as well as a variety of finance and accounting leadership roles with progressively increasing responsibilities at Ericsson, Inc., Nokia, Inc., and Nextel Communications, Inc. Ms. Motlagh currently serves on the board of directors of Crown Castle Inc. (NYSE: CCI), and EVgo Inc, (Nasdaq: EVGO). Ms. Motlagh earned a master’s degree and bachelor degree in finance & economics from the Financial University in Moscow, is a licensed Certified Public Accountant and holds the NACD Directorship Certification® (NACD.DC). Additionally, Ms. Motlagh has previously served on the National and European Boards of the Institute of Management Accountants and is a Certified Management Accountant. We believe Ms. Motlagh’s substantial financial expertise makes her well suited to serve on our Board of Directors.
Required Vote
Our bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the nominees who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Our Board has nominated two persons for election as Class II Directors at the 2026 Annual Meeting and, as a result, the two nominees receiving the highest number of votes at the 2026 Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast. Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are “WITHHELD” with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.
Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES, HRACH SIMONIAN AND STEPHEN ZADESKY.

CORPORATE GOVERNANCE
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:
•	independent director representation on our Audit, Compensation and Nominating and Corporate Governance Committees;
•	our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and
•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).
Composition of the Board of Directors
Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is staggered in three classes, with members of each class serving staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal. The classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management.
As of the date hereof, our Board consists of seven directors: two directors in Class I (Ms. Motlagh and Dr. Sommer), two directors in Class II (Mr. Simonian and Mr. Zadesky) and three directors in Class III (Mr. Dardashti, Mr. Rezk and Mr. Gibson). The Class III Directors will next be up for election at the 2027 Annual Meeting and the Class I Directors will next be up for election at our 2028 Annual Meeting. The Class II Directors are up for election at this Annual Meeting and will next be up for election at our 2029 Annual Meeting.
Director Independence
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). The listing rules of this stock exchange generally require that a majority of the members of a listed company’s Board of Directors be independent. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. The Nasdaq director independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board of Directors has made a subjective determination as to each non-employee director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board makes an affirmative determination as to the independence of each director. The Board has determined that each of Messrs. Gibson, Simonian, Zadesky, Dr. Sommer and Ms. Motlagh qualify as independent directors under applicable SEC and Nasdaq rules.
The independent members of our Board of Directors meet in executive session, without the presence of our corporate officers or non-independent directors, during regularly scheduled meetings.
Board Committees
Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and standing committees. We have a standing audit committee (the “Audit Committee”), nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) and compensation committee (the “Compensation Committee”). In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.
Audit Committee
Our Audit Committee is responsible for, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;
•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•	preparing the audit committee report required by SEC rules;
•
assisting the Board in its review and assessment of the Company’s cybersecurity, data privacy, and data security policies, practices, and procedures protecting the Company’s information technology systems, data, products, and services across all business functions;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related person transactions; and
•	overseeing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our Audit Committee currently consists of Ms. Motlagh, Mr. Simonian and Dr. Sommer. Ms. Motlagh serves as chair of our Audit Committee. Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq listing standards require that our Audit Committee be composed entirely of independent members. In addition, all members of the Audit Committee must satisfy the applicable financial-sophistication requirements required by Nasdaq and at least one member must qualify as a “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has affirmatively determined that Ms. Motlagh, Mr. Simonian and Dr. Sommer each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the Nasdaq listing standards. Each of Ms. Motlagh, Mr. Simonian and Dr. Sommer also meets the Nasdaq financial literacy requirements. In addition, our Board of Directors has determined that Ms. Motlagh, Mr. Simonian and Dr. Sommer each qualify as an “audit committee financial expert.”
Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.
Compensation Committee
Our Compensation Committee is responsible for, among other things:
•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the Board of Directors, in conjunction with a majority of the independent members of the Board of Directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our Board of Directors regarding the compensation of our other executive officers;
•	reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;
•	reviewing and approving or making recommendations to our Board of Directors regarding all employment agreements and severance arrangements for our executive officers;
•	overseeing all matters relating to stockholder approval of executive compensation;
•	administering and overseeing the Company’s clawback policy;
•	recommendations to our Board of Directors regarding the form and amount of compensation of our non-employee directors; and
•	retaining and overseeing any compensation consultants.

Our Compensation Committee currently consists of Messrs. Simonian and Zadesky. Mr. Zadesky serves as chair of our Compensation Committee. Our Board of Directors has affirmatively determined that Messrs. Simonian and Zadesky each meet the definition of “independent director” for purposes of serving on the Compensation Committee under Nasdaq rules, including the heightened independence standards for members of a compensation committee. In addition, our Board of Directors has determined that each of Messrs. Simonian and Zadesky are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act.
Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.
Compensation Consultant Role
Our Compensation Committee is authorized under its charter to retain the services of one or more executive compensation advisors in connection with the establishment of our compensation programs and related policies. Our Compensation Committee engaged an independent compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”). Our Compensation Committee engaged Semler Brossy to assist with the following objectives:
•	developing a group of peer companies to help us determine the appropriate level of overall compensation for our executive officers;
•	evaluating the overall competitiveness of our compensation program for our executive officers; and
•	assessing each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officerss deemed appropriate, competitive and fair.
Semler Brossy has worked with the Compensation Committee to develop recommendations for the compensation of our senior management team. Semler Brossy has also advised the Compensation Committee on compensation-related developments and best practices.
Semler Brossy did not provide us with any services other than services that it provided to the Compensation Committee. The Compensation Committee does not believe that the work performed by Semler Brossy for the Compensation Committee or management raised any conflict of interest.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•	periodically reviewing our Board of Directors’ leadership structure and recommending any proposed changes to our Board of Directors;
•	overseeing an annual evaluation of the effectiveness of our Board of Directors and its committees; and
•	reviewing and assessing the adequacy of our corporate governance guidelines, and recommending any changes to the Board of Directors for approval.
Our Nominating and Corporate Governance Committee currently consists of Mr. Gibson, Ms. Motlagh, and Mr. Simonian with Mr. Simonian serving as chair.
Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.
Risk Oversight
Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management.

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate governance section of our corporate website. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.
Director Nomination Rights
We are party to several agreements that provide for certain governance matters relating to the Company.
Pursuant to the terms of the 2021 Stockholders Agreement (as defined herein), subject to Nasdaq rules, each of Mr. Rezk and Mr. Dardashti is entitled to nominate himself to continue to serve on the Board of Directors until such time as he beneficially owns less than 5% of our outstanding common stock (or his earlier death or incapacity). In addition, Mr. Rezk will serve as Chairman of the Board of Directors for so long as he is a director and, in the event Mr. Rezk is no longer a director, then Mr. Salehian will serve as the Chairman of the Board of Directors so long as he is a director. Messrs. Dardashti and Rezk also have the right to appoint an Audit Committee Qualified Director (as defined in the 2021 Stockholders Agreement) who will be subject to the approval of the remaining members of the Board of Directors. None of the current directors were appointed pursuant to this right. For more information, see “Certain Relationships and Related Transactions—2021 Stockholders Agreement.”
Pursuant to the terms of the Sylebra Stockholders Agreement (as defined herein), for as long as Sylebra and its affiliates beneficially own at least (i) 9.0% of our outstanding common stock (on an as converted basis), Sylebra will have the right to nominate one director, who is currently Mr. Gibson, the Founder, Chief Investment Officer and Managing Partner of Sylebra Capital Management, and (ii) 14.0% of our outstanding common stock (on an as converted basis), Sylebra will have the right to nominate an additional director, who shall be an automotive executive or relevant industry expert. We believe the appointment of Dr. Sommer to our Board met such criteria and fulfilled this right. For more information, see “Certain Relationships and Related Transactions—Common Stock Financing Transactions—Sylebra Stockholders Agreement.”
Board Member Selection Criteria
In considering director candidates, the Board considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, dedication to our mission, having the ability to exercise sound business judgment and having the commitment to represent the interests of the Company’s stockholders. Candidates for director nominees will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Board considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board also determines whether the nominee will be independent for Nasdaq purposes. From time to time, the Board (or the Nominating and Corporate Governance Committee) may change the criteria for membership of the Board.
Board Leadership Structure
It is our policy that the positions of Chief Executive Officer and Chairperson be held by different persons. The Board recognizes, however, that there may be circumstances that arise in the future that would lead it to combine these offices. If the Chairperson of the Board is a member of management or does not otherwise qualify as independent, the independent directors may elect a lead director. Our independent directors have not elected a lead director, but may do so in the future.
Board Oversight of Risk
Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board as a whole.
Meetings and Attendance
During the year ended December 31, 2025, there were eight meetings of the Board, four meetings of the Audit Committee, four meetings of the Compensation Committee, and four meetings of the Nominating and Corporate Governance Committee. Each of our incumbent directors, attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during the period he or she served in 2025. Our independent directors meet regularly in executive session. It is expected that, absent compelling circumstances, each director will attend our annual meetings of stockholders. All of our then directors attended our annual meeting of stockholders in 2025.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines which describe the principles and practices that our Board will follow in carrying out its responsibilities. These guidelines cover a number of areas including the role, responsibilities, size and composition of the Board, director selection criteria, independence of directors, selection of Chairperson of the Board and Chief Executive Officer, director compensation, change in present job responsibility, director orientation and continuing education, lead director, term limits, Board meetings, Board committees, expectations of directors, management succession planning, evaluation of Board performance, Board compensation, and executive sessions. A copy of our corporate governance guidelines is available on our investor relations website.
Board Evaluation
Our Nominating and Corporate Governance Committee is responsible for conducting and overseeing annual self-assessments of the Board as a whole and its committees. These assessments include an evaluation of the Board’s and each committee’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and management believe that the performance of the Board and its committees could be improved, and overall Board composition and makeup.
Succession Planning
Our Nominating and Corporate Governance Committee is responsible for periodically reviewing with our Chief Executive Officer the Company’s succession plans for the role of Chief Executive Officer and other key executive officers. The Nominating and Corporate Governance Committee is also responsible for making recommendations to our Board with respect to the selection of appropriate individuals to succeed to these positions.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics (our “Code of Ethics”) applicable to our directors, officers, employees and consultants. A copy of our Code of Ethics is available on our investor relations website. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics on our investor relations website.
Compensation Clawback Policy
We have adopted a “clawback” policy in compliance with SEC and Nasdaq rules. Our clawback policy requires the repayment of certain cash and equity-based incentive compensation provided to current or former executive officers in connection with a restatement of financial statements if such compensation exceeds the amount that the executive officers would have received based on the restated financial statements.
Insider Trading Policy; Policy Against Speculative Trading, Hedging and Pledging
We maintain an Insider Trading Policy that governs the purchase, sale, and/or other dispositions of Company securities by directors, officers, and employees, and which is reasonably designed to promote compliance with insider trading laws, rules, and regulations. It is also our policy of to comply with all applicable securities laws when transacting in Company securities. The Insider Trading Policy applies to agents (such as consultants and contractors) at the Company’s discretion. Our Insider Trading Policy also prohibits our directors, officers and other employees from directly or indirectly selling any equity security of the Company if they do not own the security sold. In addition, such persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.
A copy of our Insider Compliance Policy can be found as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Equity Grant Practices
We have certain practices regarding the timing of equity grants. For equity awards to our employees (excluding any Section 16 officers), our Compensation Committee has established an Incentive Award Committee that may grant up to 1,000,000 shares underlying equity award to employees in a year. The Compensation Committee currently does not take material non-public information into account when determining the timing and terms of equity awards, except that if we determine that it is in possession of material non-public information on an anticipated grant date, the Compensation Committee expects to defer the grant until a date on which the Company is not in the possession of material non-public information. It is the Company’s practice not to time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Communications with Our Board
Stockholders and other interested parties may write to our Board, the Chairman, any of the members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committees, or to our independent directors as a group at Aeva Technologies, Inc., Attn: Corporate Secretary, 555 Ellis Street, Mountain View, California 94043. The Board will consider stockholder questions and comments to be important and endeavor to respond promptly and appropriately, even though the Board may not be able to respond to all stockholder inquiries directly.
Our Board has developed a process to assist with managing inquiries and communications. Our Corporate Secretary will review and compile any stockholder communications and may summarize such communications prior to forwarding to the appropriate party. The Corporate Secretary will not forward communications that are not relevant to the duties and responsibilities of the Board and are more appropriately addressed by management, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.
Stockholder Recommendations of Director Candidates
Stockholders who would like to recommend a director candidate for consideration by our Nominating and Corporate Governance Committee must send notice to Aeva Technologies, Inc., Attn: Corporate Secretary, 555 Ellis Street, Mountain View, California 94043, by registered, certified or express mail, and provide us with a brief biographical sketch of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of the stock ownership of the person recommending such candidate. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the same criteria applied to other director candidates, including those described in our corporate governance guidelines and the charter of the Nominating and Corporate Governance Committee, each of which is available on our investor relations website.
Submission of Stockholder Proposals and Board Nominees
If you would like to include a proposal for stockholder consideration in our 2027 proxy statement or bring business before our 2027 Annual Meeting, you must send notice to Aeva Technologies, Inc., Attn: Corporate Secretary, 555 Ellis Street, Mountain View, California 94043, by registered, certified, or express mail and provide the required information and follow the other procedural requirements described below.
Stockholder Proposals for Inclusion in the 2027 Proxy Statement
Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our Proxy Materials to be distributed in connection with our 2027 Annual Meeting must submit their proposals in accordance with that rule so that they are received by the head of legal at the address set forth above no later than the close of business on December 30, 2026. If the date of our 2026 Annual Meeting is more than 30 days before or after June 18, 2026, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our Proxy Materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our Proxy Materials.
Other Stockholder Proposals or Nominations for Presentation at the 2027 Annual Meeting
If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8, the stockholder must give our Corporate Secretary written notice of the stockholder’s intent to do so and provide the information required by the provision of our bylaws dealing with stockholder proposals and director nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no earlier than February 18, 2027 and no later than March 20, 2027, unless our 2027 Annual Meeting is to be held more than 30 days before, or more than 60 days after, June 18, 2027, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting or, if later, the 10th day after public announcement of the date of the 2027 Annual Meeting is first made. In the event that the number of directors to be elected at the annual meeting is increased after the deadline for the receipt of notice of stockholder director nominees as set forth above in this paragraph, then notice of a stockholder’s nomination to fill the new position or positions may be delivered to (or mailed to and received at) the address set forth above no later than the close of business on the 10th day after public announcement of such increase is first made. The requirements for such stockholder’s notice are set forth in our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K. To be timely for purposes of SEC Rule 14a-19, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our bylaws as described above. In addition, to the extent that any information required by Rule 14a-19 is not required under our bylaws to be included with your notice, we must receive such additional information by April 19, 2027, or if the date of our 2027 Annual Meeting is more than 30 days before or after June 18, 2027, then the deadline to timely receive such material shall be 60 calendar days prior to the date of the 2027 Annual Meeting or, if later, the 10th day after public announcement of the date of the 2027 Annual Meeting.
We will submit all candidates nominated by a stockholder pursuant to the procedures and requirements outlined herein to the Nominating and Corporate Governance Committee for its review, and this submission may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Nominating and Corporate Governance Committee’s decision.

PROPOSAL 2: RATIFY APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2026. During 2025, Deloitte served as our independent registered public accounting firm and audited and reported on our consolidated financial statements for that year. Deloitte has been our independent registered public accounting firm at all times since 2020.
The Audit Committee intends to periodically consider whether to rotate our independent registered public accounting firm in order to assure continuing independent registered public accounting firm independence. The Board and the members of the Audit Committee believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2026 is in the best interests of the Company and its stockholders.
We expect that representatives of Deloitte will attend the 2026 Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
Although stockholder ratification is not required, the appointment of Deloitte is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Deloitte’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered public accounting firms. The Audit Committee may terminate Deloitte’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.
Required Vote
Approval of this Proposal 2 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote thereon at our 2026 Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of this proposal and so will have the same effect as a vote “AGAINST” this proposal. In the absence of instructions, your broker may vote your shares on this proposal. For more information, see “General Information about the Annual Meeting and Frequency Asked Questions—Voting Instructions and Information—What happens if I do not vote? What is the effect of broker non-votes?”
Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

AUDIT AND OTHER FEES
The following table sets forth the aggregate fees incurred for Deloitte, our independent registered accounting firm for the years ended December 31, 2025 and 2024. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described below the table.

	Year Ended December 31,
	2025	2024
Audit Fees	$2,183,609	$1,374,548
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,183,609	$1,374,548

Audit Fees. For professional services rendered for the audits of annual consolidated financial statements (including the review of quarterly interim consolidated financial statements), consents, assistance and review of documents filed with the SEC and other services normally provided in connection with statutory or regulatory filings or engagements.
Audit-Related Fees, Tax Fees and All Other Fees. There were no fees billed by Deloitte for professional services rendered for other compliance purposes for the years ended December 31, 2024 and 2025.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Deloitte & Touche LLP, our independent registered public accounting firm. The Audit Committee pre- approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Deloitte & Touche LLP or on an individual case-by-case basis before Deloitte & Touche LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence. All fees described above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility to establish and maintain a system of internal control over financial reporting, for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of its financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue reports thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm.
In the performance of its oversight function, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2025 with the Company’s management and its independent registered public accounting firm. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding such accounting firm’s communications with the Audit Committee concerning independence and has discussed with the Company’s independent registered public accounting firm that firm’s independence and considered whether any “non-audit” services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.
THE AUDIT COMMITTEE
Katherine Motlagh, Committee Chair
Hrach Simonian
Stefan Sommer
Notwithstanding any statement in any of our filings with the SEC that might be deemed to incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Audit Committee Report is not incorporated into any such filings.

EXECUTIVE OFFICERS
Our named executive officers for the year ended December 31, 2025 were:
•	Soroush Salehian Dardashti, Chief Executive Officer;
•	Mina Rezk, President and Chief Technology Officer; and
•	Saurabh Sinha, Chief Financial Officer.
A biography of our Chief Financial Officer is provided below. Information on Mr. Dardashti and Mr. Rezk can be found under “Members of the Board of Directors Continuing in Office for a Term Expiring at the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”).” All of our executive officers serve at the discretion of our Board.
Saurabh Sinha, 48. Mr. Sinha serves as the Chief Financial Officer of the Company. Mr. Sinha has served as Aeva’s Chief Financial Officer since September 2020. Prior to joining Aeva, Mr. Sinha was the Chief Accounting Officer of JUUL Labs from July 2018 to August 2020 and served as its interim Chief Financial Officer from January 2020 to May 2020. Prior to joining JUUL Labs, Mr. Sinha held various finance leadership roles, from March 2014 to June 2018, at InvenSense Inc., a motion sensors company. Mr. Sinha received his Bachelor of Commerce degree from the University of Delhi, India and his Master of Business Administration from The Wharton School of the University of Pennsylvania.

EXECUTIVE AND DIRECTOR COMPENSATION
This section describes the compensation program for our named executive officers and directors.
Compensation Philosophy
Our executive compensation program is designed to achieve the following objectives:
•	Attract and retain a highly talented team of executives;
•	Ensure that the interests of our executive officers are aligned with the interests of our stockholders;
•	Reward our executive officers for their performance and motivate them to achieve the Company’s strategic goals; and
•	Ensure that the total compensation paid to each of our named executive officers is fair, reasonable and competitive.
We provide our executive officers with a significant portion of their compensation through cash incentive compensation determined based upon the achievement of financial, operational and individual performance metrics as well as through equity compensation that vests on the basis of performance milestones and/or continued service.
Summary Compensation Table
The following table sets forth the total compensation awarded to, earned by and paid during the years ended December 31, 2025 and 2024 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All other compensation ($)	Total ($)
Soroush Salehian Dardashti Chief Executive Officer	2025	600,600	1,000,000	7,180,000	11,750(2)	8,792,350
	2024	600,600	900,900	—	11,500(2)	1,513,000
Mina Rezk President & Chief Technology Officer	2025	600,600	750,000	7,180,000	371,750(3)	8,902,350
	2024	600,600	900,900	—	371,500(3)	1,873,000
Saurabh Sinha Chief Financial Officer	2025	491,400	—	2,154,000	11,750(4)	2,657,150
	2024	491,400	624,078	1,630,000	9,160(4)	2,754,638

1)
This amount reflects our aggregate accounting expense for restricted stock units and does not represent the actual economic value that may be realized by the named executive officer. There can be no assurance that the amount will ever be realized. The amount reported in this column reflects the aggregate grant date fair value for financial statement reporting purposes of restricted stock units granted during the year ended December 31, 2025, as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). For the assumptions used in valuing the award, please see Note 13 of the Company’s consolidated financial statements for the year ended December 31, 2025.

2)	Amount shown for 2025 reflects a 401(k) plan matching contribution in the amount of $11,750. Amount shown for 2024 reflects a 401(k) plan matching contribution in the amount of $11,500.
3)
Amount shown for 2025 reflects a 401(k) plan matching contribution in the amount of $11,750 and $360,000 in relocation stipends pursuant to the CTO Agreement. Amount for 2024 reflects a 401(k) plan matching contribution in the amount of $11,500 and $360,000 in relocation stipends pursuant to the CTO Agreement.

4)	Amount shown for 2025 reflects a 401(k) plan matching contribution in the amount of $11,750. Amount shown for 2024 reflects a 401(k) plan matching contribution in the amount of $9,160.

Outstanding Equity Awards at 2025 Year End
The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2025.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Soroush Salehian Dardashti	4/16/2025	—	—	—	—	875,000(3)	11,620,000	—	—
	5/4/2023	—	—	—	—	231,617(4)	3,075,874	441,176(4)	5,858,817
	1/23/2020	362,684	—	2.7380	1/23/2030	—	—	—	—
	2/6/2019	376,092	—	1.3110	2/6/2029	—	—	—	—
Mina Rezk	4/16/2025	—	—	—	—	875,000(3)	11,620,000	—	—
	5/4/2023	—	—	—	—	154,410(4)	2,050,565	294,118(4)	3,905,887
	1/23/2020	674,313	—	2.7380	1/23/2030	—	—	—	—
	2/6/2019	699,240	—	1.3110	2/6/2029	—	—	—	—
Saurabh Sinha	4/16/2025	—	—	—	—	262,500(3)	3,486,000	—	—
	8/1/2024	—	—	—	—	312,500(5)	4,150,000	—	—
	5/4/2023	—	—	—	—	30,000(6)	398,400	—	—
	1/4/2023	—	—	—	—	60,000(7)	796,800	—	—
	5/26/2022	143,938	3,062	14.60	5/26/2032	—	—	—	—

(1)
Shares subject to each stock option vest in 48 equal installments on each monthly anniversary of the grant date, subject to accelerated vesting upon a termination of employment with the Company without “Cause” (as defined in the 2021 Incentive Award Plan) or a resignation for “Good Reason” (as defined in the applicable employment agreement) that occurs in connection with or 12 months after the closing of a Change in Control (as defined in the applicable employment agreement).

(2)	The market value is based on the $13.28 fair market value of our common stock on December 31, 2025, the closing selling price of our common stock on such date.
(3)
Messrs. Dardashti, Rezk and Sinha were granted restricted stock units (“RSUs”) on April 16, 2025. The RSUs vest over four (4) years in equal installments every six (6) months, starting on January 7, 2025.

(4)
Messrs. Dardashti and Rezk were granted performance restricted stock units (the “PSUs”) under the Company’s 2021 Incentive Award Plan on May 4, 2023. Vesting of a portion of the PSUs is contingent upon achievement of certain operational milestones, which have all been achieved as of December 31, 2025, while vesting of the remaining portion of PSUs is contingent upon achievement of certain share price appreciation milestones. Once such operational and share price appreciation milestones are achieved, then such portion of the PSUs will be subject to time-based vesting. In 2025, each of the PSUs granted to Messrs. Dardashti and Rezk achieved the last remaining operational milestone, and as such, a portion of each grant is now subject to time-based vesting. Additionally, please see below for a description of the change in control provisions applicable to the PSUs.

(5)	Mr. Sinha was RSUs on August 1, 2024. The RSUs vest over four (4) years in equal installments every six (6) months, starting on March 1, 2024.
(6)
Mr. Sinha was granted RSUs on May 4, 2023. The RSUs vested as to 25% of the underlying shares on May 4, 2024 and the remaining 75% of such underlying shares vest in six (6) equal semi-annual installments thereafter.

(7)	Mr. Sinha was granted RSUs on January 4, 2023. The RSUs vested as to 12.5% on July 1, 2023 and the remaining underlying shares vest in seven (7) equal semi-annual installments thereafter.
Employment Agreements
We have entered into employment agreements with each of our named executive officers which provide for “at will” employment.
Each of our named executive officers is also subject to a non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as non-competition and non-solicitation of customers, employees and consultants covenants that apply during employment and for one year following termination, subject to the type of termination in the case of the non-competition provision.

Chief Executive Officer Employment Agreement
On May 27, 2022, we entered into a new employment agreement with Mr. Dardashti (the “CEO Employment Agreement”), which amends and supersedes the terms of Mr. Dardashti’s prior offer letter dated December 15, 2016, pursuant to which Mr. Dardashti will continue to serve as our Chief Executive Officer and report to our Board of Directors. Mr. Dardashti’s duties, responsibilities and permitted activities are substantially identical to his original offer letter. The CEO Employment Agreement provides that, during the term, Mr. Dardashti will be eligible to receive (i) an initial annual base salary of $550,000, (ii) annual cash bonuses (as described below), and (iii) customary health and retirement benefits.
Mr. Dardashti’s initial target annual incentive compensation will be 100% of his base salary with a maximum achievement of 150% of the base salary. The actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.
President and Chief Technology Officer Employment Agreement
On May 27, 2022, we entered into a new employment agreement with Mr. Rezk (the “CTO Employment Agreement”), which amended and superseded the terms of Mr. Rezk’s prior offer letter dated December 15, 2016, pursuant to which Mr. Rezk continued to serve as our President and Chief Technology Officer and report to the Chief Executive Officer. Mr. Rezk’s duties, responsibilities and permitted activities are substantially identical to his original offer letter. The CTO Employment Agreement provides that, during the term, Mr. Rezk will be eligible to receive (i) an initial annual base salary of $550,000, (ii) annual cash bonuses (as described below), (iii) a relocation allowance (as described below), and (iv) customary health and retirement benefits.
Mr. Rezk’s initial target annual incentive compensation was 100% of his base salary with a maximum achievement of 150% of his base salary. The actual amount of the annual incentive compensation, if any, is determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.
To facilitate and incent Mr. Rezk’s permanent relocation to the Company’s headquarters, Mr. Rezk was entitled to a one-time payment of $130,000 for moving expenses and a monthly stipend of $30,000 for 36 months beginning on the date Mr. Rezk has relocated to within 60 miles of the Company’s headquarters.
Chief Financial Officer Employment Agreement
On May 27, 2022, we entered into a new employment agreement with Saurabh Sinha (the “CFO Employment Agreement”), which amends and supersedes the terms of Mr. Sinha’s prior offer letter dated September 29, 2020, pursuant to which Mr. Sinha will continue to serve as our Chief Financial Officer and report to the Chief Executive Officer. Mr. Sinha’s duties, responsibilities and permitted activities are substantially identical to his original offer letter.
The CFO Employment Agreement provides that, during the term, Mr. Sinha will be eligible to receive (i) an initial annual base salary of $450,000, (ii) annual cash bonuses (as described below), and (iii) customary health and retirement benefits.
Mr. Sinha’s initial target annual incentive compensation was 65% of his base salary. The actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.

Severance and Change of Control Arrangement
In the event Messrs. Dardashti, Rezk or Sinha’s employment is terminated by the Company without Cause (as defined in the applicable employment agreement) or by the officer for Good Reason (as defined in the applicable employment agreement) other than during the period commencing 90 days prior to and ending 12 months following a Change in Control (as defined in the applicable employment agreement), subject to execution and non-revocation of a Separation Agreement, each officer would be entitled to:
•	12 months (9 months in the case of Mr. Sinha) of the then-current base salary, payable in a lump sum in cash;
•	An amount equal to the target bonus for the then-current year, payable in a lump sum in cash;
•
Company-paid coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 12 months following the date of termination (but ceasing once equivalent employer-paid coverage is otherwise available).

In the event that Messrs. Dardashti, Rezk or Sinha’s employment is terminated during the period commencing 90 days prior to and ending 12 months following a Change in Control, subject to his execution and non-revocation of a Separation Agreement, each officer would be entitled to:
•	12 months of the then-current base salary (or the officer’s base salary in effect immediately prior to the Change in Control, if higher), payable in a lump sum in cash;
•	An amount equal to the target bonus for the then-current year (or the target bonus in effect immediately prior to the Change in Control, if higher), payable in a lump sum in cash;
•	accelerated vesting of all outstanding stock options and other stock-based awards that are subject solely to time-based vesting; and
•	continued health benefits as described above.
In the case of a termination of Mr. Rezk’s employment for the reasons described above, Mr. Rezk will also be entitled to a lump sum cash payment equal to the monthly stipend multiplied by 36 minus the total amount of all monthly stipends paid by the Company to Mr. Rezk prior to his termination.
Potential Payments Upon Termination or Change of Control
Each outstanding equity award held by our named executive officers provides that such award will vest on an accelerated basis in the event the executive officer’s service relationship is terminated by the Company without “Cause” (as defined in the 2021 Incentive Award Plan) or in the event the executive officer resigns for “Good Reason” (as defined in the applicable employment agreement) in connection with or 12 months after a Change in Control (as defined in the applicable employment agreement).
Additionally, Messrs. Dardashti and Rezk were granted PSUs under the Company’s 2021 Incentive Award Plan on May 4, 2023. In the event of a Change in Control prior to the recipient’s Termination of Service (each term as defined in the Company’s 2021 Incentive Award Plan), pursuant to each Performance-Based Restricted Stock Unit Grant Notice and Agreement, if the Company so determines, all applicable milestones for which the applicable Performance Period (as defined therein) have not expired will be deemed satisfied. All such PSUs that have achieved their applicable milestones, including as described in the previous sentence, will immediately vest upon the consummation of a Change in Control and will no longer need to satisfy the time-based vesting conditions. Any PSUs that the Company determines does not satisfy the applicable operational or share price appreciation milestone as of the consummation of a Change in Control will automatically be forfeited for no consideration on the date such Change in Control is consummated.

Director Compensation
The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Daniel Gibson	37,500	150,000	187,500
Katherine Motlagh	49,167	150,000	199,167
Hrach Simonian	80,000	150,000	230,000
Stefan Sommer	210,000	—	210,000
Stephen Zadesky	54,167	150,000	204,167
Christopher Eberle(3)	20,000	—	20,000
Erin L. Polek(4)	20,000	—	20,000

(1)
The amount reported in this column reflects the aggregate grant date fair value for financial statement reporting purposes of stock awards granted during the year ended December 31, 2025, as determined in accordance with ASC 718. For the assumptions used in valuing the award, please see Note 13 of the Company’s consolidated financial statements for the year ended December 31, 2025.

(2)
As of December 31, 2025, our non-employee directors serving on our Board in 2025 held the following RSUs: Daniel Gibson – 5,968, Katherine Motlagh – 5,968, Hrach Simonian – 5,968, Stephen Zadesky – 5,968.

(3)	Christopher Eberle resigned from the Board of Directors, effective May 1, 2025.
(4)	Erin L. Polek resigned from the Board of Directors, effective March 31, 2025.
In September 2022, the Compensation Committee, comprised solely of independent directors, recommended to the Board for approval a compensation policy for non-employee directors (the “Director Compensation Policy”) after consideration of market data and based on the recommendation of its independent compensation consultant. Our Board approved the Director Compensation Policy effective November 11, 2022. The Director Compensation Policy consists of the following:
•	a $50,000 annual cash retainer;
•	an additional $10,000 cash retainer for service on each committee; and
•
$150,000 annual RSU grant in connection with the annual meeting and vesting on the first anniversary of the grant date (subject to continued service) or upon a change of control (non-U.S. resident directors will receive $150,000 in cash in lieu of such RSU grant).

In addition, non-employee directors are reimbursed for reasonable out-of-pocket expenses.
Compensation Risk Assessment
We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our Company and stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our Compensation Committee endorses, several controls to address and mitigate compensation related risk. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Pay versus Performance Information
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Soroush Salehian Dardashti[1] ($)	Compensation Actually Paid to Soroush Salehian Dardashti[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on TSR[4] ($)	Net Income ($ Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	8,792,350	31,700,088	5,779,750	18,579,510	195.29	(145)
2024	1,513,000	4,373,443	2,313,819	3,657,244	69.85	(152)
2023	7,613,310	4,893,052	4,266,499	2,853,083	55.71	(149)

1.	Soroush Salehian Dardashti was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are Mina Rezk and Saurabh Sinha.
2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Soroush Salehian Dardashti ($)	Exclusion of Stock Awards and Option Awards for Soroush Salehian Dardashti ($)	Inclusion of Equity Values for Soroush Salehian Dardashti ($)	Compensation Actually Paid to Soroush Salehian Dardashti ($)
2025	8,792,350	(7,180,000)	30,087,738	31,700,088
2024	1,513,000	—	2,860,443	4,373,443
2023	7,613,310	(6,172,060)	3,451,802	4,893,052

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	5,779,750	(4,667,000)	17,466,760	18,579,510
2024	2,313,819	(815,000)	2,158,425	3,657,244
2023	4,266,499	(2,773,353)	1,359,937	2,853,083

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Soroush Salehian Dardashti ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Soroush Salehian Dardashti ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Soroush Salehian Dardashti ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Soroush Salehian Dardashti ($)	Total - Inclusion of Equity Values for Soroush Salehian Dardashti ($)
2025	11,620,000	7,319,514	4,202,500	6,945,724	30,087,738
2024	—	2,884,147	—	(23,704)	2,860,443
2023	3,328,597	(22,146)	237,679	(92,328)	3,451,802

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non- PEO NEOs ($)
2025	7,553,000	4,167,914	2,731,625	3,014,221	17,466,760
2024	1,039,063	1,043,051	103,125	(26,814)	2,158,425
2023	1,526,268	(165,161)	141,726	(142,896)	1,359,937

4.
The Company TSR assumes $100 was invested in the Company for the period starting December 31, 2022 through the end of the listed year. Historical stock performance is not necessarily indicative of future stock performance.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed years.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2025, relating to our equity compensation plans, pursuant to which grants of stock options, restricted stock units, or other rights to acquire shares of our common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted- average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under Equity Compensation Plans (excluding securities reflected in column A) (C)
Equity compensation plans approved by stockholders	10,188,984(1)	$2.81(2)	1,084,978(3)

(1)	Includes an aggregate of 2,316,417 stock options, and 7,137,273 restricted stock units and 735,294 performance-based restricted stock units.
(2)	The weighted average exercise price of outstanding stock options and warrants excludes restricted stock units and performance-based restricted stock units because they have no exercise price.
(3)
The 2021 Incentive Award Plan provides for an annual increase in shares available for issuance thereunder on the first day of each calendar year in an amount equal to the least of (x) 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding calendar year, and (y) a lower number of common stock as determined by the Board. Pursuant to this provision, an additional 3,079,007 shares of common stock were added to the 2021 Equity Incentive Plan in January 2026. The 2022 Employee Stock Purchase Plan also provides for an automatic increase on the first day of each year during the term of the plan, ending (and including) January 2032, in an amount equal to the lesser of (x) 5% of the total number of all classes of common stock outstanding on the last day of the immediately and (y) a lower number of shares of common stock as determined by the Board. Pursuant to this provision, an additional 3,079,007 shares of common stock were added to the 2022 Employee Stock Purchase Plan in January 2026. The additional shares from the annual increases on January 1, 2026, are not included in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2026 by:
•	each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;
•	each of the Company’s named executive officers and directors; and
•	all of the Company’s executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. In computing the number of shares of the Company’s common stock beneficially owned by a person or entity and the percentage ownership, the Company deemed outstanding shares of its common stock subject to options, warrants, and restricted stock units held by that person or entity that are currently exercisable or exercisable, or will vest, as applicable, within 60 days of March 31, 2026. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.
Unless otherwise noted, the address of each beneficial owner is c/o Aeva Technologies, Inc., 555 Ellis Street, Mountain View, California 94043.
We have based our calculation of the percentage of beneficial ownership on 62,979,598 shares of our common stock outstanding as of March 31, 2026.

Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Entities affiliated with Sylebra Capital LTD(1)	16,228,553	25.8%
Canaan Partners XI LLC(2)	3,597,039	5.7%
LG Innotek Co., Ltd.(3)	3,509,719	5.6%
Entities affiliated with Lux Ventures IV, L.P.(4)	3,330,337	5.3%

Directors and Named Executive Officers:
Soroush Salehian Dardashti(5)	3,321,585	5.2%
Mina Rezk(6)	4,047,042	6.3%
Saurabh Sinha(7)	207,677	*
Daniel Gibson(8)	16,228,553	25.8%
Katherine Motlagh	—	—
Hrach Simonian	111,291	*
Stefan Sommer	—	—
Stephen Zadesky	83,764	*
Directors and executive officers as a group (8 individuals)	23,999,912	36.7%

*	Represents beneficial ownership of less than one percent.
(1)
Solely based on information in Amendment No. 3 to Schedule 13D jointly filed with the SEC on April 3, 2025 by Sylebra, Sylebra Capital Management Ltd., Daniel Patrick Gibson and Sylebra Capital LLC, indicating they had shared voting and dispositive power for 16,228,553 shares of our common stock. This excludes the 3,000,000 shares of our common stock purchasable by Sylebra pursuant to the terms of the Series A Warrant as of April 4, 2025, as Sylebra does not have the right to exercise any Series A Warrant to the extent that Sylebra would beneficially own in excess of 19.9% of the shares of our common stock outstanding immediately after giving effect to such exercise. Sylebra and Sylebra Capital LLC are the investment sub-advisers to certain advisory clients that directly hold shares of our common stock and Sylebra Capital Management is the investment manager and parent of Sylebra. Sylebra Capital Management owns 100% of the shares of Sylebra, and

Mr. Gibson owns 100% of the Class A shares of Sylebra Capital Management and 100% of the share capital of Sylebra Capital LLC. Mr. Gibson is a founder and Chief Investment Officer of Sylebra Capital Management. The address for these beneficial owners is 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong. The amount shown does not reflect any shares of common stock underlying shares of Facility Preferred Stock (as defined herein). See “Certain Relationships and Related Transactions-Common Stock Financing Transactions” for more information.
(2)
Solely based on information in Amendment No. 2 to Schedule 13D filed with the SEC on July 14, 2025 by Canaan Partners XI LLC and Canaan Partners XI L.P., indicating that such entities had sole voting and dispositive power for 3,597,039 shares of our common stock. The address for these beneficial owners is c/o Canaan Partners, 285 Riverside Avenue, Suite 250, Westport, Connecticut 06880.

(3)
Solely based on information in a Schedule 13G filed with the SEC on August 22, 2025 by LG Innotek Co., Ltd., indicating it had sole voting and dispositive power for 3,509,719 shares of our common stock. The address for this beneficial owner is E1/E3, 30, Magokjungang 10-ro, Gangseo-gu, Seoul, 07796, Korea.

(4)
Solely based on information in a Schedule 13D filed with the SEC on August 15, 2022 by Lux Venture Partners IV, LLC; Lux Ventures IV, L.P.; Lux Co-Invest Partners, LLC; Lux Co-Invest Opportunities, L.P. The Schedule 13D indicates that shared voting and dispositive power of 2,938,463 shares of our common stock and Lux Co-Invest Opportunities, L.P. has shared and dispositive power of 391,874 shares of our common stock (each as adjusted for the one-for-five reverse stock split effected on March 18, 2024). The Schedule 13D indicates that Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Schedule 13D indicates that each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The business address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(5)
Interests shown consists of (a) 784,795 shares of our common stock held directly by Mr. Salehian, (b) 1,720,808 shares of our common stock held by a trust for which Mr. Salehian serves as the trustee, (c) 738,776 shares subject to awards exercisable within 60 days of March 31, 2026, and (d) 77,206 shares of common stock underlying restricted stock units expected to settle within 60 days of March 31, 2026.

(6)
Interests shown consists of (a) 565,350 shares of our common stock held directly by Mr. Rezk, (b) 2,056,669 shares of our common stock held by a trust for which Mr. Rezk serves as the trustee, (d) 1,373,553 shares subject to awards exercisable within 60 days of March 31, 2026, and (e) 51,470 shares of common stock underlying restricted stock units expected to settle within 60 days of March 31, 2026.

(7)
Interests shown consists of (a) 50,677 shares of our common stock held directly by Mr. Sinha, (b) 147,000 shares subject to awards exercisable within 60 days of March 31, 2026, and (c) 10,000 shares of common stock underlying restricted stock units expected to settle within 60 days of March 31, 2026.

(8)	See footnote 1.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of the transactions and series of similar transactions, since January 1, 2024, that we were a participant or will be a participant in, which:
•	the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed years; and
•
any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers.

Transactions with LGIT
On May 13, 2025, we entered into a strategic collaboration with LG Innotek Co., Ltd. (“LGIT”). In connection with this partnership, the parties entered into a Share Subscription Agreement (the “LG Subscription Agreement”), and a Joint Development Agreement (“JDA”).
Pursuant to the LG Subscription Agreement, we agreed to sell and issue to LGIT in a private placement (the “LG Private Placement”) an aggregate of 3,509,719 shares of our common stock at a price of $9.26 per share, for aggregate gross proceeds of approximately $32.5 million. The purchase price was approximately equal to the volume weighted average price (the “VWAP”) of our common stock for the seven trading days ended May 9, 2025. However, in the event that the VWAP calculated for ten (10) days immediately preceding the Record Date (defined below) would be less than $7.41, the price per share would be equal to such VWAP calculated for ten (10) days immediately preceding the Record Date; provided, further that the price per share would be no less than such amount that would render LGIT as holder of more than 9.9% of our common stock. The “Record Date” meant the earlier of (a) two months after the signing of the LG Subscription Agreement, or (b) the date the closing conditions have been completed. The LG Private Placement closed on August 20, 2025, and we issued 3,509,719 shares of common stock to LGIT at a price of $9.26 per share upon receipt of gross proceeds of $32.5 million.
Pursuant to the JDA, we agreed to provide non-recurring engineering services to LGIT in exchange for a total consideration of $7.5 million.
Common Stock Financing Transactions
On November 8, 2023 we entered into a series of transactions with certain entities affiliated with Sylebra, a significant stockholder of the Company, as described below. We refer to these transactions collectively as the “Common Stock Financing Transactions.”
Subscription Agreement
We entered into a subscription agreement (as amended, supplemented or otherwise modified from time to time, the “Subscription Agreement”) providing for the purchase of an aggregate of 4,959,005 shares of common stock (as adjusted for the one-for-five reverse stock split effected in March 2024 (the “Reverse Stock Split”)) by entities affiliated with Sylebra, a significant stockholder of the Company (the “Sylebra Purchasers”), at a price of $2.90 per share (as adjusted for the Reverse Stock Split), or a total purchase price of approximately $14.4 million.
Facility Agreement and Facility Preferred Stock
We entered into a Standby Equity Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”) with the Sylebra Purchasers. Pursuant to the Facility Agreement, we have the right, but not the obligation, to sell to the Sylebra Purchasers up to $125.0 million worth of shares of our preferred stock (the “Facility Preferred Stock”), at our request until November 8, 2026, upon the satisfaction of certain conditions described below. Each sale we request under the Facility Agreement (each, an “Advance” and collectively, the “Advances”) may be for a number of shares of Facility Preferred Stock with an aggregate value of at least $25.0 million but not more than $50.0 million (except with the consent of the Sylebra Purchasers).
The rights, preferences and privileges of the Facility Preferred Stock will be set out in a certificate of designation. When and if issued, the Facility Preferred Stock will be issued at a price per share of $10,000. Holders of Facility Preferred Stock will be entitled to a quarterly dividend at the rate of 7.0% per annum payable in cash or in kind at our option. The

Facility Preferred Stock will have an initial liquidation preference of 120% of the issuance price, plus accrued dividends. The Facility Preferred Stock will have no voting rights as a class or series except in such instances as required by Delaware law or certain matters enumerated in the certificate of designations related to the protection of the Facility Preferred Stock.
The Facility Preferred Stock will be convertible at the option of the holders into a number of shares of common stock equal to $10,000 divided by the then-applicable conversion price, which will be equal to the lesser of (i) the average five day closing price from the date of Advance, or (ii) the closing price per share of common stock on the date of each Advance subject to certain customary anti-dilution adjustments. At any time after the two year anniversary of any issuance of any series of Facility Preferred Stock, we will have the option to convert all (but not less than all) of any series of then-outstanding Facility Preferred Stock by paying a make-whole payment, in either stock or cash, equal to three years of dividends, provided that the closing price of the common stock exceeds 250% of the then-applicable conversion price for at least 20 out of 30 consecutive trading days prior to the date of conversion. To the extent, if any, a conversion would result any the holder thereof becoming the beneficial owner of more than 19.9% of the outstanding common stock, we will issue such investor a warrant (the “Pre-Funded Warrant”). The Facility Preferred Stock will be subject to customary pre-emptive rights.
Our right to request Advances requires the trading price of our common stock being below $15.00 (as adjusted for the Reverse Stock Split) at the time of the Advance request and other customary conditions. Prior to any Advance, we will assess our capital needs and other factors, including the impact of an Advance on any outstanding executive pledge arrangements.
Pursuant to the Facility Agreement, we agreed to pay Sylebra a facility fee in the amount of $2.5 million, an origination fee in the amount of $0.6 million and an administrative fee in the amount of $0.3 million and to reimburse Sylebra for its reasonable fees and expenses in connection with the Facility Agreement in an amount not to exceed $0.4 million. In addition, upon receipt of stockholder approval, we issued to the Sylebra Purchasers a Series A Warrant (the “Series A Warrant”) to purchase 3,000,000 shares of common stock at an exercise price of $5.00 per share (as adjusted for the Reverse Stock Split).
Registration Rights Agreement
We entered into a registration rights agreement (as amended, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”) with the Sylebra Purchasers that provides for certain customary registration rights with respect to the Facility Preferred Stock, the Series A Warrant, the Pre-Funded Warrant and the shares of common stock issued upon any future conversion thereof.
Sylebra Stockholders Agreement
We entered into a shareholder agreement (the “Sylebra Stockholders Agreement”) with Sylebra, whereby for as long as Sylebra and its affiliates beneficially own at least (i) 9.0% of our outstanding common stock (on an as converted basis), Sylebra will have the right to nominate one director, who is currently Mr. Gibson, the Founder, Chief Investment Officer and Managing Partner of Sylebra Capital Management, and (ii) 14.0% of our outstanding common stock (on an as converted basis), Sylebra will have the right to nominate an additional director, who shall be an automotive executive or relevant industry expert. We believe the appointment of Dr. Sommer to our Board met such criteria and fulfilled this right.
Omnibus Consent and Amendment
On March 28, 2024, we entered into an omnibus consent and amendment (the “Omnibus Amendment”) to the Facility Agreement, the Registration Rights Agreement and the Sylebra Stockholders Agreement. The Omnibus Amendment permitted Sylebra to transfer and assign obligations of certain of the Sylebra Purchasers to other of the Sylebra Purchasers in connection with normal course inter-fund activity.
Letter Agreement with Sylebra
On September 27, 2022, we entered into a letter agreement (the “Sylebra Letter Agreement”) with Sylebra. Among other things, the Sylebra Letter Agreement provides that: (i) Mr. Eberle be appointed as a Class III director with a term expiring at the Company’s 2024 Annual Meeting and (ii) Sylebra and its Associates (as defined in Rule 12b-2 promulgated under the Exchange Act) will abide by certain customary standstill provisions, until such time as Sylebra owns less than 9.0% of our outstanding common stock and we request that Sylebra’s designee to our Board of Directors resign from the Board of Directors (the “Restricted Period”). During the Restricted Period, no member of the Sylebra Group will, and Sylebra will cause the Representatives (as defined in the Sylebra Letter Agreement) of each member of the Sylebra Group not to, in any way, directly or indirectly without the prior consent of the Board:
(a)
with respect to Company or the Voting Securities (as defined below), (i) initiate, make participate in or encourage any “solicitation” (as such term is used in Regulation 14A (the “Proxy Rules”) promulgated under the Exchange Act) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the Proxy Rules) in any such solicitation of proxies or consents with respect to any stockholder meeting of Company; or (iii) seek to advise, encourage or influence any Person with respect to the voting or disposition of any Voting Securities;

(b)
initiate, propose or otherwise “solicit” (as such term is used in the Proxy Rules) Company’s stockholders to approve any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 of the Proxy Rules or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)
(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(d)
other than solely with other members of the Sylebra Group with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; (iii) subject any Voting Securities to any voting trust, arrangement or agreement; and (iv) acquire, directly or indirectly, beneficial ownership of Voting Securities equal to or greater than 15.0% of the Company’s total outstanding shares of common stock.

(e)
(i) make any unsolicited offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving any member of the Sylebra Group and Company; or (ii) solicit a third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Company, or publicly encourage, initiate or support any third party in making such an unsolicited offer or proposal; or

(f)
other than with any other member of the Sylebra Group, enter into any agreements, understandings or arrangements (whether written or oral) with, or advise, finance, assist or encourage, any Person in connection with any of the foregoing.

In connection with the Common Stock Financing Transactions, on November 6, 2023, notwithstanding the terms of the Sylebra Letter Agreement, the Board consented to the beneficial ownership or acquisition by Sylebra of Voting Securities up to 19.9% of the Company’s total outstanding shares of common stock.
For purposes of the Sylebra Letter Agreement, “Voting Securities” means the shares of common stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities.
2021 Stockholders Agreement
On March 12, 2021, Aeva, Inc. consummated (the “Closing”) a business combination with InterPrivate Acquisition Corp. (the Company’s predecessor, which was originally incorporated in Delaware as a special purpose acquisition company (“InterPrivate”)). In connection with the Closing, InterPrivate, InterPrivate Acquisition Management LLC and certain stockholders of the Company entered into a Stockholders Agreement, dated March 12, 2021 (the “2021 Stockholders Agreement”), to provide for certain governance matters relating to the Company.
Pursuant to the terms of the 2021 Stockholders Agreement, the size of the Board of Directors was set at seven members and initially consisted of five directors, with two vacancies. The 2021 Stockholders Agreement provides Messrs. Dardashti and Rezk with the right to appoint an Audit Committee Qualified Director whom will be subject to the approval of the remaining members of the Board of Directors.

Subject to Nasdaq rules, from and after March 12, 2021, each of Mr. Rezk and Mr. Dardashti is entitled to nominate himself to continue to serve on the Board of Directors until such time as he holds less than 5% of our outstanding common stock (or his earlier death or incapacity), and we will include such nominees in our Proxy Materials for each applicable meeting of stockholders and, subject to applicable law and the exercise of fiduciary duties, recommend to our stockholders that each such nominee be elected at such meeting. Mr. Rezk will serve as Chairman of the Board of Directors for so long as he is a director. In the event Mr. Rezk is no longer a director, then Mr. Salehian will serve as the Chairman of the Board of Directors so long as he is a director.
Indemnification Agreements
The Company has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and the Amended and Restated By-laws.
These agreements, among other things, will require the Company to indemnify our directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request. The Company believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and the Amended and Restated By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Related Person Transaction Policy
The Board has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Audit Committee (or, where review by the Audit Committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the Audit Committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the risks, costs, and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.
The Audit Committee will approve only those transactions that it determines are fair to us and in our best interests. The Common Stock Financing Transactions, and each agreement in connection therewith was approved by our Audit Committee, in accordance with our Related Person Transaction Policy.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
AND FREQUENTLY ASKED QUESTIONS
Voting Instructions and Information
How do I attend the Annual Meeting?
We will be hosting the 2026 Annual Meeting live via the internet on June 18, 2026 at 10:00 a.m. (Pacific time). You will be able to attend the 2026 Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AEVA2026. You will be able to attend the 2026 Annual Meeting from any location with internet connectivity. You will not be able to attend the 2026 Annual Meeting in person.
Appointing a proxy in response to this solicitation will not affect your right to attend the 2026 Annual Meeting and to vote during the 2026 Annual Meeting. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.
Stockholders may submit questions and comments before and during the meeting. During the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of procedure. The rules of procedure will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on the investor relations page on our website at https://investors.aeva.com/overview/default.aspx, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 10:00 a.m. (Pacific time). We encourage you to access the meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 9:45 a.m. (Pacific time), and you should allow ample time for the check-in procedures.
What matters will be presented?
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, then proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, then proxies can vote your shares at the adjournment or postponement as well.
Are all of the Company’s directors standing for election at the 2026 Annual Meeting?
No, only the Board-nominated Class II directors are standing for election at this time. Our Class III directors will stand for election at the 2027 Annual Meeting, and our Class I directors will stand for election at the 2028 Annual Meeting.
How do stockholders participate in the virtual meeting?
To participate in the meeting, you must have the 16-digit number that is shown on your proxy card or voter instruction form. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/AEVA2026. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.
Will stockholders be able to participate in the virtual meeting on the same basis stockholders would be able to participate in an in-person annual meeting?
The virtual meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world that has internet connection at little to no cost.
We designed the format of the virtual meeting to ensure that stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:
•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website; and
•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.
What stockholders are entitled to vote?
You may vote if you owned shares of our common stock as of April 24, 2026, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock that you owned on that date. As of April 24, 2026, we had 63,026,459 shares of common stock outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be the stockholder of record with respect to those shares, and we have sent the Proxy Materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote during the live webcast of the Annual Meeting.
Beneficial Owner Stockholders. If your shares are held in a stock brokerage account or by a bank or other intermediary, you are considered to be the beneficial owner of shares held in “street name,” and Proxy Materials will be forwarded to you by your bank, broker, or intermediary (which is considered to be the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares during the live webcast of the Annual Meeting.
Who will tabulate the votes?
Broadridge Financial Solutions will tabulate the votes and an independent third party will serve as Inspector of Elections.
How do I vote?
If you plan to attend the Annual Meeting, you may vote and submit questions while attending the meeting via live webcast. You will need the 16-digit number included on your proxy card or voter instruction form in order to be able to enter the meeting. Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AEVA2026 during the meeting.
If your common stock is held in your name, there are three ways for you to vote by proxy:
•	If you received a paper copy of the Proxy Materials by mail, mail the completed proxy card in the enclosed return envelope;
•	Call 1 800-690-6903; or
•	Log on to the internet at www.proxyvote.com and follow the instructions at that site. The website address for internet voting is also provided on your proxy card.
Telephone and internet proxy voting will close at 11:59 p.m. (Eastern time) on June 17, 2026 (although you may also vote live at the Annual Meeting). Proxies submitted by mail must be received prior to the meeting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock in accordance with the recommendations of the Board.
If your common stock is held in the name of your broker, bank or other nominee, then you should receive separate instructions from the holder of your common stock describing how to vote your common stock.
Even if you plan to attend the Annual Meeting via live webcast, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting.

What happens if I do not vote? What is the effect of broker non-votes?
If you are a stockholder of record, then your shares will not be voted if you do not provide your proxy, unless you attend the live webcast and vote online during the Annual Meeting.
If (i) you are the beneficial owner of shares held in the name of a broker, trustee or other nominee, (ii) you do not provide that broker, trustee or other nominee with voting instructions, (iii) such person does not have discretionary authority to vote on such proposal, and (iv) you do not attend the live webcast and vote online during the Annual Meeting, then a “broker non-vote” will occur. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. We expect Proposal 2 (ratify the appointment of our independent registered public accounting firm for 2026) will be considered a routine matter under Nasdaq rules. We expect that Proposal 1 (election of Class II directors) will not be considered a routine matter under Nasdaq rules, and without your instructions, your broker cannot vote your shares. For Proposal 1 (election of Class II directors), broker non-votes will not affect the outcome of such proposal.
How is a quorum determined?
Holders of a majority in voting power of the stock entitled to vote at the Annual Meeting must be present or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares that vote with respect to at least one proposal to be considered at the Annual Meeting, votes to “WITHHOLD” authority on the election of directors, and votes to “ABSTAIN,” broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are counted as present and entitled to vote for purposes of determining a meeting quorum. No business may be conducted at the Annual Meeting if a quorum is not present. Stockholders attending the Annual Meeting through the live webcast will be considered present for the purposes of determining a meeting quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.
What vote levels are required to pass an item of business?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1	Election of Class II Directors	Plurality of Votes Cast for each Director Nominee	No

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes

With respect to Proposal 1, you may vote “FOR” or “WITHHOLD.” Only votes cast “FOR” will be counted in the election of directors. Votes cast to “WITHHOLD” will result in the nominees receiving fewer votes but will not count as a vote against the nominees. A maximum of two directors will be elected at the meeting and, therefore, the three individuals who receive the largest number of votes will be elected as directors. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.
With respect to Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If you abstain from voting on Proposal 2, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.
What are the Board’s voting recommendations?
•	FOR election of our Board-nominated slate of directors (see Proposal 1);
•
FOR the ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the year ending December 31, 2026 (see Proposal 2).

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board.
Where can I find the voting results?
Preliminary voting results will be announced at the 2026 Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.
How can I revoke my proxy?
You can revoke your proxy if your common stock is held in your name by:
•	Filing written notice of revocation before our Annual Meeting with our Corporate Secretary at 555 Ellis Street, Mountain View, California 94043;
•	Signing a proxy bearing a later date and delivering it before our Annual Meeting; or
•	Attending the live webcast and voting online during the Annual Meeting.
If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.
What are the costs of proxy solicitations?
Our Board solicits proxies on our behalf, and we will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the internet, by telephone or by facsimile transmission, without additional remuneration.
We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward Proxy Materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the Proxy Materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the internet or telephone, or by completing and returning the enclosed proxy card (if you received your Proxy Materials in the mail), will help to avoid additional expense.
Where you can find our corporate governance materials?
Current copies of our Board’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are published in the Governance Documents section of the investor relations page on our website at https://investors.aeva.com/governance/governance-documents/default.aspx. We are not, however, including the other information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.
Elimination of Paper and Duplicative Materials
Householding
Householding permits us to mail a single set of Proxy Materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report on Form 10-K and proxy statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household Proxy Materials for the Annual Meeting. If you wish to receive a separate copy of the Annual Report on Form 10-K and proxy statement or of future annual reports and proxy statements, then you may contact our investor relations department by (i) mail at Aeva Technologies, Inc., Attention: Investor Relations, 555 Ellis Street, Mountain View, California 94043, or (ii) e-mail at investors@aeva.ai. You can also contact your broker, bank or other nominee to make a similar request. If we did not household your Proxy Materials for the 2026 Annual Meeting but you would like us to do so in the future, please contact our investor relations department by mail, telephone or email as listed above.

Incorporation by Reference
The Audit Committee Report and the disclosure under the heading of “Pay versus Performance Information” contained herein shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein. In addition, we are not including any information contained on or available through our corporate website or any other website that we may maintain as part of, or incorporating such information by reference into, this Proxy Statement.

AEVA

AEVA TECHNOLOGIES, INC.
555 ELLIS ST.
MOUNTAIN VIEW, CA 94043

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 17, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AEVA2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 17, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95532-P52148

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AEVA TECHNOLOGIES, INC.

The Board of Directors recommends you vote "FOR" the following:

1. Election of Class II Directors

Nominees:	**For**	**Withhold**
1a. Hrach Simonian	☐	☐
1b. Stephen Zadesky	☐	☐

The Board of Directors recommends you vote "FOR" the following proposal:

	For	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.	☐	☐	☐

NOTE: Stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V95533-P52148

AEVA TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 18, 2026 10:00 AM (Pacific Time)
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Mina Rezk and Soroush Salehian Dardashti, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Aeva Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Pacific Time on Thursday, June 18, 2026, virtually at www.virtualshareholdermeeting.com/AEVA2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2.

Continued and to be signed on reverse side